EXHIBIT 3

JD.com, Inc.

Lock-Up Agreement

May 12, 2014

Merrill Lynch, Pierce, Fenner & Smith Incorporated

UBS Securities LLC

As Representatives of the several Underwriters
to be named in Schedule I to the Underwriting Agreement,

Re:  JD.com, Inc. -  Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the "Representatives"), propose to enter into an underwriting agreement (the "Underwriting Agreement") on behalf of the several underwriters to be named in Schedule I to such agreement (collectively, the "Underwriters") with JD.com, Inc., a company incorporated in the Cayman Islands (the "Company"), and certain other parties to be named in such agreement, providing for a public offering (the "Public Offering") of American Depositary Shares (the "ADSs") representing Class A ordinary shares of the Company, par value US$0.00002 per share (the "Ordinary Shares"), pursuant to a Registration Statement on Form F-1 and a Registration Statement on Form F-6 to be filed with the U.S. Securities and Exchange Commission (the "SEC").

In consideration of the Underwriters'efforts in connection with the Public Offering, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the "Lock-Up Period"), the undersigned will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, make any short sale, file a registration statement with respect to, or otherwise dispose of any ADSs or Ordinary Shares or any securities and capital stock of the Company (collectively, the "Lock-Up Securities"), or any options or warrants to purchase any Lock-Up Securities, or any securities convertible into, exchangeable for or that represent the right to receive the Lock-Up Securities, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned'sShares"). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned'sShares even if such Undersigned'sShares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation (i) any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Undersigned's Shares, and/or (ii) any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of the Lock-Up Securities, in cash or otherwise.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the ADSs (the "Public Offering Date") pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will, or the Representatives determine that the Company will, release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension. However, notwithstanding anything else in this Lock-Up Agreement, the Lock-Up Period will terminate and the undersigned will be released from its obligations hereunder on the earlier of (1) the date that the Company advises the Representatives, in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offering, (2) termination of the Underwriting Agreement before the closing of the Public Offering, or (3) August 31, 2014, if the Public Offering Date has not occurred by that date.

The undersigned hereby acknowledges that the Company will agree or has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph to the undersigned (in accordance with the Underwriting Agreement), and the undersigned agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.

If the undersigned is an officer or director of the Company, (1) the undersigned further agrees that the foregoing restrictions shall be equally applicable to any Undersigned'sShares acquired by the undersigned pursuant to the Company'sdirected share program, if any, (2) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of the Lock-Up Securities, the Representatives will notify the Company of the impending release or waiver, and (3) the Company will agree or has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned'sShares (i) as a bona fide gift or gifts, or through will or intestacy, provided that the donee(s) or distributee(s) thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) in the Public Offering based on the mutual agreement by and among the Undersigned, the Company and the Underwriters, (iv) in connection with a sale of any of the Undersigned'sShares acquired in the Public Offering or in open market transactions on or after the Public Offering Date, provided, however, that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other public announcement shall be required or voluntarily made during the Lock-Up Period in connection with such transfer, (v) if the undersigned is a partnership, limited liability company or corporation, to limited partners, shareholders or affiliates (within the meaning set forth in Rule 405 as promulgated by the SEC under the Securities Act of 1933, as amended) of the undersigned, provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Undersigned's Shares subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such Undersigned'sShares except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value, and provided further that no filing under Section 16(a) of the Exchange Act, or any other public announcement shall be required or voluntarily made during the Lock-Up Period in connection with such transfer or (vi) with the prior written consent of the Representatives on behalf of the Underwriters. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin . The undersigned also agrees and consents to the entry of stop transfer instructions with the Company'stransfer agent and registrar and the depositary for the ADSs against the transfer of the Undersigned'sShares except in compliance with the foregoing restrictions.

Notwithstanding anything herein to the contrary, the undersigned shall be entitled to sell up to 4,927,204 of the Undersigned'sShares, to the persons named in Schedule 1 hereto (the "Tencent Exempted Persons") during the Lock-Up Period without the prior written consent of any person (including any consent of the Representatives or the Underwriters); provided, that each Tencent Exempted Person, shall not directly or indirectly, sell, transfer or otherwise dispose of, or permit any sale, transfer or other disposition of, through one or a series of transactions, any Lock-Up Securities without the prior written consent of the Representatives on behalf of the Underwriters, during the Lock-Up Period, and if requested by the Representatives on behalf of the Underwriters, shall sign a lock-up agreement substantially in the form of this Lock-Up Agreement.

Notwithstanding anything herein to the contrary, the undersigned may establish a Rule 1ObS-1 plan, provided, however, that such plan does not provide for the transfer of Lock-Up Securities during the Lock-Up Period, and provided further that no filing under Section 16(a) of the Exchange Act or any other public announcement shall be required or voluntarily made during the Lock-Up Period in connection with such establishment.

If any record or beneficial owner of any Lock-Up Securities of the Company is granted an early release from the restrictions described herein during the Lock-Up Period with respect to any securities of the Company having a fair market value in excess of US$30 million in the aggregate (whether in one or multiple releases), then each Major Holder (as defined below) shall also be granted an early release from its obligations hereunder on a pro rata basis with all other record or beneficial holders of

Lock-Up Securities of the Company based on the maximum percentage of shares of such record or beneficial holder being released from such holder'sLock-Up Agreement (the "Pro rata Release"), provided, however, that such Pro rata Release shall not be applied in the event of any underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of the Company'sOrdinary Shares or ADSs during the restricted period set forth above (the "Underwritten Sale"); provided, however, that the undersigned, to the extent the undersigned has a contractual right to demand or require the registration of the undersigned'sOrdinary Shares or ADSs or otherwise "piggyback" on a registration statement filed by the Company for the offer and sale of its Ordinary Shares or ADSs, is offered the opportunity to participate on a basis consistent with such contractual rights in such Underwritten Sale. For purposes of this Lock-Up Agreement, each of the following persons is a "Major Holder'':each record or beneficial owner, as of the date of the date of the Underwriting Agreement, of more than 1.5% of the outstanding shares of securities of the Company (for purposes of determining record or beneficial ownership of a stockholder, all shares of securities held by investment funds affiliated with such stockholder shall be aggregated).

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned'sheirs, legal representatives, successors, and assigns.

Very truly yours , Martin Lau Exact Name 39F, Tencent Building, Kejizhongyi Avenue Nanshan District, Shenzhen, 518057, China Address

/s/ Martin Lau
Authorized Signature Director Title

Schedule 1

No.	Name
1.	Bu Guangqi
2.	Chen Yong
3.	Lin Min
4.	Sun Jun
5.	Zou Zhijun